          THIS ASSIGNMENT made this 27th day of January, 1998, between:

                             PUSH TECHNOLOGIES INC.,
                   a body corporate, incorporated pursuant to
                      the laws of the Province of Alberta,
                          and having its head office at
                            600, 520 - 5th Avenue SW,
                                Calgary, Alberta,
                  (hereinafter referred to as "the Assignor"),

                                                              OF THE FIRST PART,

                                      -and-

                            PUSH ENTERTAINMENT INC.,
                   a body corporate, incorporated pursuant to
                             the State of Delaware,
                          and having its head office at
                            600, 520 - 5th Avenue SW,
                                Calgary, Alberta,
                   (hereinafter referred to as "the Assignee")

                                                             OF THE SECOND PART.

      WHEREAS the Assignor entered into an agreement with E-Z0NE NETWORKS INC. (hereinafter referred to as "E-Zone") on the 4th day of June, 1997, (hereinafter referred to as "the E-Zone Agreement");

      AND WHEREAS by the terms of the E-Zone Agreement the Assignor purchased certain technology and intellectual property from E-Zone;

      AND WHEREAS by the terms of the E-Zone Agreement the Assignor became obligated to pay E-Zone the sum of $200,000.00 in United States Dollars on or before the 31st day of March, 1998, and which obligation is evidenced by a promissory note of even date as the E-Zone Agreement (herein after referred to as "the Promissory Note");

      AND WHEREAS by the terms of a subsequent agreement dated the 21st day of July, 1997, ("the Share Agreement") the Assignor covenanted and agreed to issue to a group of shareholders of E-Zone the opportunity to subscribe for one (1) share of the capital stock of the Assignor at and for the price of $0.001in United States Dollars for every two (2) shares owned by such shareholders in the capital stock of E-Zone;

      AND WHEREAS the Assignor is further obligated by the terms of the E-Zone Agreement to pay to E-Zone an additional amount for improvements made to the said


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technology and intellectual property and which amount is not to exceed the sum of $200,000.00 in United States Dollars (herein after referred to as "the Purchase Price");

      AND WHEREAS the Purchase Price has been established by the Assignor and E-Zone to be the sum of $160,500.00 in United States Dollars;

      AND WHEREAS the Assignor and E-Zone agreed that the rights and obligations imposed upon the Assignor were to be assignable to the parent corporation of the Assignor, once incorporated;

      AND WHEREAS the Assignee is the owner of all of the issued and outstanding shares of the capital stock of the Assignor and is the parent of the Assignor.

      NOW THEREFORE THIS ASSIGNMENT WITNESSETH THAT in consideration of the sum of One Dollar ($1.00) paid by the Assignee to the Assignor and other good and valuable consideration (the receipt and sufficiency of which the Assignor hereby acknowledges) the parties hereto agree one with the other as follows:

1. The italicized words and phrases used herein shall have those meanings ascribed to them in the E-Zone Agreement.

2. The Assignor hereby assigns, transfers and sets over unto the Assignee all of the Assignor's right, title and interest to the E-Zone Agreement and in and to the Fixed Assets, the Improvements, the Technology, the Trade Marks, the Patents and the Technology.

3. The Assignee covenants and agrees to discharge the obligations of the Assignor to E-Zone imposed pursuant to the E-Zone Agreement and to duly pay and discharge the obligation of the Assignor imposed by the Promissory Note and to pay the Purchase Price as and when invoiced by the E-Zone.

4. The Assignee covenants and agrees to discharge the obligations of the Assignor to the group of E-Zone shareholders referred in the Share Agreement and to allow them the opportunity to subscribe for one (1) share of the capital stock of the Assignee for every two (2) shares owned by such shareholders in the capital stock of E-Zone at and for the price of $0.001 in United States Dollars for each share purchased.

5. The Assignor covenants and agrees to do all such things and execute and deliver all such documents and assurances as may be necessary to give effect to this Agreement and without limitation to execute and deliver statutory assignments of the Patents, the Trade Marks, and any patents or applications which may pertain to or arise from the Improvements.

6. The Assignee covenants and agrees to save the Assignor harmless and to indemnify the Assignor from any and all claims, demands, actions, proceedings, judgments and


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   the like (including all reasonably incurred legal fees and expenses) which may be made, brought, commenced, maintained or obtained by E-Zone in respect of the obligations imposed upon or assumed by the Assignor pursuant to the E-Zone Agreement.

7. Each of the parties represents to the other that it has the requisite right, power, authority and capacity to enter into this Agreement and the entering into this Agreement does not contravene its charter documents or any agreements, orders, decrees or judgments to which such party is a party and that when this Agreement is executed and delivered this Agreement will constitute a legal and binding obligation.

8. This Agreement shall not be varied or amended except in writing and signed by each of the parties.

IN WITNESS WHEREOF the partied have caused this Agreement to be signed by their respective corporate officers duly authorized as of the day and year first written.


                                       PUSH TECHNOLOGIES INC.




                                       per:________________________


                                       PUSH ENTERTAINMENT INC.




                                       per:_______________________


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